As filed with the Securities and Exchange Commission on December 28, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARMER BROS. CO.
(Exact name of registrant as specified in its charter)

Delaware	95-0725980
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
1912 Farmer Brothers Drive
Northlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)

FARMER BROS. CO. AMENDED AND RESTATED 2017 LONG-TERM INCENTIVE PLAN

FARMER BROS. CO. 401(K) PLAN

(Full title of the plan)

Deverl Maserang
President and Chief Executive Officer
Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262
(Name address of agent for service)
(682) 549-6600
(Telephone number, including area code, of agent for service)

With a Copy to:

Scott R. Drake
Chief Financial Officer
Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262
(682) 549-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share, to be issued pursuant to the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan	1,500,000(3)	$6.66	$9,990,000.00	$926.07
Common Stock, $1.00 par value per share, to be issued pursuant to the Farmer Bros. Co. 401(k) Plan	2,000,000(4)	$6.66	$13,320,000.00	$1,234.77
Plan Participation Interests	(5)	—	—	(5)

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement includes an indeterminate number of additional shares of the common stock, $1.00 par value, of Farmer Bros. Co. (“Common Stock”) which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    The registration fee with respect to these share of Common Stock has been computed in accordance with Rule 457(c) and (h)(1) of the Securities Act, based upon the average of the reported high and low sale prices of the Common Stock on the Nasdaq Global Select Market on December 21, 2021, which was $6.66.

(3) This registration statement covers a total of 1,500,000 shares of Common Stock that are issuable under the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan.

(4) This registration statement covers a total of 2,000,000 shares of Common Stock that are issuable under the Farmer Bros. Co. 401(k) Plan.

(5)    In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of plan participation interests to be offered or sold pursuant to the 401(k) Plan. Further, in accordance with Rule 457(h)(2) under the Securities Act, no separate fee calculation is required for the registration of plan participation interests.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this "Registration Statement") is filed by Farmer Bros. Co., a Delaware corporation (the “Registrant”), for the purpose of registering 1,500,000 additional shares of common stock, par value $1.00 per share (“Common Stock”) that may be issued pursuant to the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan, as amended from time to time (the “2017 Plan”), and 2,000,000 shares of Common Stock that may be issued under the Farmer Bros. Co. 401(k) Plan, as amended from time to time (the “401(k) Plan,” and together with the 2017 Plan, the “Plans”), plus any additional securities that become issuable under the Plans by reason of any stock splits, stock dividends or recapitalizations or other similar transactions. The Registrant filed with the Securities and Exchange Commission (the “Commission”) Forms S-8 (No. 333-218997 and No. 333-251227) to register shares previously available under the 2017 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to all participants in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Commission allows the Registrant to “incorporate by reference” information into this Registration Statement, which means that the Registrant can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this Registration Statement, and later information that the Registrant files with the Commission will automatically update this Registration Statement. The Registrant incorporates by reference:

(a)    The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2021, filed with the Commission on September 10, 2021 (including portions of the Registrant’s Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders incorporated therein by reference);

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on November 5, 2021;

(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 5, 2021, October 22, 2021, December 16, 2021, and December 22, 2021; and

(d)    The description of the Registrant’s common stock contained in the registration statement on Form 8-A/A (Amendment No. 1) and Form 8-A/A (Amendment No. 2), filed with the Commission on February 6, 2009 and September 24, 2015, respectively, and any amendments or reports filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Registrant and the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (c) of Section 145 of the DGCL provides that to the extent a present or former director or “officer” (as determined pursuant to Section 145(c)(1) of the DGCL) of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Subsection (e) of Section 145 of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.
Subsection (f) of Section 145 of the DGCL provides that indemnification and advancement provided for by Section 145 shall not be deemed exclusive of any other rights to which a person that the corporation is empowered to indemnify or provide rights to advancement may be entitled. Subsection (j) of Section 145 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision eliminating the personal liability of the Registrant’s directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.
Under the Certificate of Incorporation and the Registrant’s Amended and Restated Bylaws (the “Bylaws”), the Registrant’s directors and officers are entitled to indemnification to the fullest extent permitted by Delaware law; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. Under the Certificate of Incorporation and Bylaws, the Registrant’s directors and officers are also entitled to have their expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such amount if it is determined that such person is not entitled to indemnification by the Registrant therefor. The Registrant also has entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Certificate of Incorporation or Bylaws of the Registrant, or the DGCL.
The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers, which could include liabilities under the Securities Act or the Exchange Act.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of Farmer Bros. Co. (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 11, 2019 and incorporated herein by reference).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Farmer Bros. Co. (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Commission on May 8, 2020 and incorporated herein by reference).

4.3
Certificate of Designations of Series A Convertible Participating Cumulative Perpetual Preferred Stock of Farmer Bros. Co. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 3, 2017 and incorporated herein by reference).

4.4*	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Farmer Bros. Co.
4.5
Amended and Restated Bylaws of Farmer Bros. Co. (filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 filed with the Commission on February 11, 2019 and incorporated herein by reference).

4.6	Amendment No. 1 to Amended and Restated Bylaws of Farmer Bros. Co. (filed as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 11, 2020).
4.7
Specimen Stock Certificate for Common Stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A12B/A filed with the Commission on September 24, 2015 and incorporated herein by reference).

4.8
Specimen Stock Certificate for Series A Convertible Participating Cumulative Perpetual Preferred Stock (filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2017 and incorporated herein by reference).

5.1*	Opinion of Bass, Berry & Sims PLC.
5.2*	IRS Determination Letter for Farmer Bros. Co. 401(k) Plan.
10.1*	Farmer Bros. Co. 401(k) Plan, as amended to date.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Bass, Berry & Sims PLC (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page hereto).
99.1*	Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan, as amended to date.
_______________________
* Filed herewith

Item 9.    Undertakings.

(a) The undersigned Registrant and the 401(k) Plan hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant and the 401(k) Plan pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant and the 401(k) Plan hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's and the 401(k) Plan’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant and the 401(k) Plan pursuant to the foregoing provisions, or otherwise, the Registrant and the 401(k) Plan have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant and the 401(k) Plan of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant and the 401(k) Plan will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northlake, State of Texas, on the 28th day of December, 2021.
FARMER BROS. CO.

By:    /s/ Deverl Maserang
    Deverl Maserang
    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the trustee of the Farmer Bros. Co. 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northlake, State of Texas, on the 28th day of December, 2021.

FARMER BROS. CO. 401(k) PLAN

Farmer Bros. Co.
401(k) Plan Administrator

By:    /s/ Scott Lyon
    Scott Lyon
    Vice President, Controller and Treasurer

POWER OF ATTORNEY

Each of the undersigned does hereby constitute and appoint Deverl Maserang, Scott R. Drake and Scott Lyon, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubmission to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement registration, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Deverl Maserang	President, Chief Executive Officer and Director	December 28, 2021
Deverl Maserang	(Principal Executive Officer)

/s/ Scott R. Drake	Chief Financial Officer	December 28, 2021
Scott R. Drake	(Principal Financial Officer)

/s/ Scott Lyon	Vice President, Controller and Treasurer	December 28, 2021
Scott Lyon	(Principal Accounting Officer)

Director
Allison M. Boersma

/s/ Stacy Loretz-Congdon	Director	December 28, 2021
Stacy Loretz-Congdon

/s/ Charles F. Marcy	Director	December 28, 2021
Charles F. Marcy

/s/ Christopher P. Mottern	Chairman of the Board and Director	December 28, 2021
Christopher P. Mottern

/s/ Alfred Poe	Director	December 28, 2021
Alfred Poe

Director
John D. Robinson

/s/ Waheed Zaman	Director	December 28, 2021
Waheed Zaman